Structured Asset Trust Unit Repackagings (SATURNS)

Series 2002-6 Trust

To liquidate its assets and terminate

CUSIP:	80409S206
Symbol:	MJX

FOR IMMEDIATE RELEASE:

February 13, 2007

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), JPM Capital Security-Backed Series 2002-6 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “MJX”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. Settlement of a sale of the securities held by the Trust is expected to occur and a liquidation distribution is expected to be made with respect to the Units of the Trust on or about February 20, 2007.

The Trust Wind Up Event and requirement for termination of the Trust arose after JPM Capital Trust announced that it will fully redeem all of the underlying securities, including those held by the Trust, on February 20, 2007. On February 13, 2007, in response to the redemption notice by JPM Capital, the Swap Counterparty for the Trust notified the Trust of its intent to exercise its call option representing its right to call the all of the underlying securities owned by the Trust.

Under the Swap Agreement, the Swap Counterparty will pay an amount equal to (i) the Unit Principal Balance of the Class A Units, (ii) accrued interest on the Class A Units and (iii) accrued interest on the Class B Units.

Contact:

LaSalle Bank National Association	Andy Streepey, ABS Trust Services, 312-904-9387